Exhibit 21.1

               SUBSIDIARIES OF HUNTSMAN POLYMERS CORPORATION


            NAME OF SUBSIDIARY                   JURISDICTION OF INCORPORATION
            ------------------                   -----------------------------
Rexene International Services Corporation                   Texas
   (f/k/a El Paso Products Sales Company)

Rexene Foreign Sales Company                          U.S. Virgin Islands

Rexene Cogeneration, Inc.                                  Delaware